EXHIBIT 10.6

SUMMARY SHEET: 2008 NON-EMPLOYEE DIRECTOR COMPENSATION CHANGES

Effective on January 1, 2008, Cano Petroleum, Inc. increased the annual retainer for each non-employee director from $25,000 to $30,000 and increased the annual retainer for the chairman of the Compensation Committee from $3,000 to $10,000.